April 14, 1995


Dr. Alexander Bearn
Professor Emeritus of Medicine
Cornell Medical College
The Rockefeller University
1230 York Avenue
New York, NY 10021-6399

Re: Renewal of Consultancy Agreement

Dear Dr. Bearn:

     Your Consultancy Agreement with Biogen, Inc. dated April 1, 1991 (the "Agreement"), under which you serve as a member of the Scientific Board of Biogen, expired on April 1, 1995. Biogen would like to renew the Agreement on the following terms and conditions:

1. The renewal term shall be the three-year period commencing as of April 1, 1995 and ending on April 1, 1998 (the "Renewal Term").

2. Schedule A of the Agreement shall be replaced in its entirety with Schedule A attached to this letter.

3. All other terms and conditions of the Agreement shall apply with full force and effect to your services as a member of the Scientific Board of Biogen during the Renewal Term, and are specifically incorporated by reference herein.

     If you agree to renewal of the Agreement on the above terms, please sign both copies of this letter and return one copy to the attention of Anne Marie Cook, Assistant General Counsel, Biogen, Inc., 14 Cambridge Center, Cambridge, MA 02142.

                              BIOGEN, INC.


                         By:  /s/ James L. Vincent
                              Chairman of the Board and Chief
                              Executive Officer



                              AGREED TO AND ACCEPTED:


                              /s/ Alexander G. Bearn, M.D.
cook.consultn.bearn2.ren

                              Schedule A

Time Commitment

     Consultant will devote a minimum of four hours per month to his services under this Agreement and agrees to prepare for and attend up to five meetings per year of the Scientific Board.

Payment

     1.  Fees

     For services rendered under this Agreement, Consultant shall be paid a $15,000 per year retainer, payable in equal quarterly installments during the term of this Agreement, (ii) $1,500 per day for attendance at Scientific Board meetings and (iii) $500 per day for time spent in the Company's laboratories.

     2.  Options

     Subject to approval by the Stock and Option Plan Administration Committee (the "Committee"), Consultant will, at the next Committee meeting, be granted an option to purchase 15,000 shares of the Company's Common Stock. The option will vest over three years (5,000 shares per year) and will be subject to the terms of a stock option agreement to be executed by the Company and Consultant. The option will be exercisable at a price equal to the fair market value of the Company's Common Stock on the date of grant.